Exhibit 10.1

Execution Version

TAX RECEIVABLE AGREEMENT

by and between

ROSEHILL RESOURCES INC.,

TEMA OIL AND GAS COMPANY,

AND

AGENT

DATED AS OF APRIL 27, 2017

i

Section 7.12 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	23
Section 7.13 Confidentiality	24
Section 7.14 Post-Closing TRAs	25
Section 7.15 Change in Law	26

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of April 27, 2017, is hereby entered into by and among Rosehill Resources Inc. (formerly KLR Energy Acquisition Corp.), a Delaware corporation (the “Corporate Taxpayer”), the TRA Holders and the Agent.

RECITALS

WHEREAS, the Corporate Taxpayer is the managing member of Rosehill Operating Company, LLC, a Delaware limited liability company (“Rosehill LLC”), an entity classified as a partnership for U.S. federal income tax purposes, and holds limited liability company interests in Rosehill LLC;

WHEREAS, Rosehill LLC and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which an Exchange occurs, which election is expected to result, with respect to the Corporate Taxpayer, in an adjustment to the Tax basis of the assets owned by Rosehill LLC and such Subsidiaries;

WHEREAS, for U.S. federal and applicable state income Tax purposes, (i) Rosemore, the tax owner of the initial TRA Holder, Tema Oil and Gas Company, a Maryland corporation (“Tema”), will be treated as contributing the Reference Assets to Rosehill LLC in exchange for Units, the assumption of liabilities related to the Reference Assets and the distribution of cash and Class B Shares, and (ii) such contribution and distribution together are intended to qualify for nonrecognition of gain or loss pursuant to Section 721 of the Code, except to the extent characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulation Section 1.707-3(a)(1) (which, for the avoidance of doubt, excludes any part of the cash or Class B Shares received as a reimbursement of preformation expenditures within the meaning of Treas. Reg. § 1.707-4(d)) (any such disguised sale, a “Disguised Sale”) or to the extent gain is required to be recognized by the TRA Holder pursuant to Section 731(a)(1) of the Code (an “Excess Distribution”);

WHEREAS, if there were a Disguised Sale or Excess Distribution, as a result of such Disguised Sale or Excess Distribution the Corporate Taxpayer would be expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, the TRA Holders may transfer all or a portion of their Units pursuant to the Exchange Right or the Call Right, as applicable, in a transaction that is or is deemed to be a sale of such Units to the Corporate Taxpayer for U.S. federal income tax purposes (each such transfer, an “Exchange”), and as a result of such Exchanges, the Corporate Taxpayer is expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, this Agreement is intended to set forth the agreements among the parties hereto regarding the sharing of the Tax benefits realized by the Corporate Taxpayer as a result of the Basis Adjustment Events (as defined herein);

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of the Corporate Taxpayer (taking into account, for the avoidance of doubt, any deduction attributable to Imputed Interest for the Taxable Year); provided that the actual liability for U.S. federal income Taxes of the Corporate Taxpayer shall be calculated assuming deductions of (and other impacts of) state income Taxes are excluded.

“Advisory Firm” means PricewaterhouseCoopers LLP, or another accounting or law firm that is nationally recognized as being expert in tax matters, approved by each of the Corporate Taxpayer and the Agent.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporate Taxpayer to the Agent and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the Agent. The cost of any Advisory Firm Letter to be provided hereunder shall be borne equally by the Corporate Taxpayer, on the one hand, and the TRA Holders, on the other hand; provided, that the Corporate Taxpayer shall not be required to pay more than $50,000 in Advisory Firm Letter costs in the aggregate during each calendar year.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means Tema or such other Person designated as such pursuant to Section 7.6(c).

“Agreed Rate” means a per annum rate of LIBOR plus 300 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means (a) the sum of the products of (i) the Corporate Taxpayer’s income and franchise tax apportionment rate(s) for each state and local jurisdiction in which Rosehill LLC (or any of its direct or indirect subsidiaries that are treated as a partnership or disregarded entity) or the Corporate Taxpayer files an income or franchise tax return for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate(s) for each state and local jurisdiction in which Rosehill LLC (or any of its direct or indirect subsidiaries that are treated as pass-through entities) or the Corporate Taxpayer files an income or franchise tax return for each relevant Taxable Year, reduced by (b) the product of (i) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (ii) the rate calculated under clause (a).

“Attributable” has the meaning set forth in Section 3.1(b) of this Agreement.

“Basis Adjustment” means (a) one hundred percent (100%) of any adjustment to the Tax basis of a Reference Asset as a result of any Disguised Sale or Excess Distribution and the payments made pursuant to this Agreement with respect to any Disguised Sale or Excess Distribution (as calculated under Section 2.1 of this Agreement), including, but not limited to, under Sections 734(b) and 1012 of the Code, and (b) one hundred percent (100%) of any adjustment to the Tax basis of a Reference Asset as a result of an Exchange and the payments made pursuant to this Agreement with respect to such Exchange (as calculated under Section 2.1 of this Agreement), including, but not limited to: (i) under Sections 734(b) and 743(b) of the Code (in situations where, following an Exchange, Rosehill LLC remains classified as a partnership for U.S. federal income tax purposes); and (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, Rosehill LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes). For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of Units shall be determined without regard to any Section 743(b) adjustment attributable to such Units prior to such Exchange; and, further, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Basis Adjustment Date” means each date on which a Basis Adjustment Event occurs.

“Basis Adjustment Events” means and any and all Exchanges, any Disguised Sale and any Excess Distribution.

“Basis Adjustment Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Combination Agreement” means the Business Combination Agreement, dated as of December 20, 2016, by and among the Corporate Taxpayer and Tema.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Call Right” has the meaning set forth in the Rosehill LLC Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person (other than Tema and its respective Permitted Transferees) or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act of 1934, or any successor provisions thereto (other than any “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provisions thereto, which includes Tema and its respective Permitted Transferees) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than fifty percent (50%) of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who were directors of the Corporate Taxpayer on the Closing Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporate Taxpayer) whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporate Taxpayer on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii);

(iii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof;

(iv) the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(A) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class B Shares” means the Class B common stock of the Corporate Taxpayer.

“Closing Date” has the meaning set forth in the Recitals of the Business Combination Agreement.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the preamble to this Agreement.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer (including any consolidated group of which the Corporate Taxpayer is a member, as further described in Section 7.12(a) of this Agreement) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Payment Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 550 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code, or similar provision of U.S. state or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Disguised Sale” has the meaning set forth in the Recitals of this Agreement.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Disputing Party” has the meaning set forth in Section 7.10 of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.3 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.3 of this Agreement.

“Early Termination Objection Notice” has the meaning set forth in Section 4.3 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.4(b) of this Agreement.

“Early Termination Rate” means a per annum rate of LIBOR plus 150 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.3 of this Agreement.

“Excess Distribution” has the meaning set forth in the Recitals of this Agreement.

“Exchange” has the meaning set forth in the Recitals of this Agreement.

“Exchange Right” means the right set forth in Section 4.6 of the Rosehill LLC Agreement.

“Expert” means Grant Thornton LLP or such nationally recognized expert in the particular area of disagreement as is mutually acceptable to both parties.

“Family Group” has the meaning set forth in the definition of “Permitted Transferee”.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of the Corporate Taxpayer (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Corporate Taxpayer Return), but without taking into account (i) any Basis Adjustments and (ii) any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any U.S. federal income Tax item (or portions thereof) that is attributable to any Basis Adjustments and Imputed Interest. Furthermore, the Hypothetical Tax Liability shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Owners” has the meaning set forth in the definition of “Permitted Transferee”.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Transferee” means, with respect to any TRA Holder, (a) its Affiliates (including, in the case of any TRA Holder that is an entity, any distribution by such Person to its members, partners or shareholders (the “Owners”), and any related distributions by the Owners to their respective members, partners or shareholders) and (b) in the case of an individual, any member of its Family Group. For purposes hereof, “Family Group” means for any individual, such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) and the spouses of such descendants, and any trust, limited partnership, corporation or limited liability company established solely for the benefit of such individual or such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) or the spouses of such descendants.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Protection Period” has the meaning set forth in Section 6.5 of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State and Local Tax Benefit. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by the IRS of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State and Local Tax Detriment. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by the IRS of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Reference Asset” means, with respect to any Basis Adjustment Event, an asset (other than cash or a cash equivalent) that is held (or acquired) by Rosehill LLC, or any of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes), at the time of (or as a result of) such Basis Adjustment Event. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Rosehill LLC” has the meaning set forth in the Recitals of this Agreement.

“Rosehill LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of Rosehill LLC, as amended from time to time.

“Rosemore” means Rosemore, Inc., a Maryland corporation.

“Schedule” means any of the following: (i) a Basis Adjustment Schedule, (ii) a Tax Benefit Payment Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“State and Local Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State and Local Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“State and Local Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State and Local Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 6.1 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Tema” has the meaning set forth in the Recitals of this Agreement.

“TRA Holder” means Tema and its successors and permitted assigns pursuant to Section 7.6(a) of this Agreement.

“Transferor” has the meaning set forth in Section 7.12(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the Rosehill LLC Agreement.

“Valuation Assumptions” means, as of an Early Termination Date or following a Change of Control, as applicable, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available, (ii) any loss or credit carryovers generated by deductions or losses arising from any Basis Adjustment or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments made under this Agreement) that are available in the Taxable Year that includes the Early Termination Date will be fully utilized by the Corporate Taxpayer on a pro rata basis over a five year period beginning on the Early Termination Date, (iii) the U.S. federal, state and local income and franchise tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, and all taxable income of the Corporate Taxpayer will be subject to the maximum applicable rates for taxes throughout the relevant period, (iv) except as provided in clause (vi) below, any non-amortizable Reference Assets (including, without limitation, undeveloped property) to which any Basis Adjustment is attributable will be disposed of in a fully taxable transaction for U.S. federal income tax purposes on the earlier of (A) the fifteenth anniversary of the Basis Adjustment Event which gave rise to such Basis Adjustment, as applicable, or (B) the Early Termination Date, (v) if, at the Early Termination Date, there are Units that have not been transferred in an Exchange, then all Units shall be deemed to be transferred pursuant to the Exchange Right effective on the Early Termination Date, and (vi) for purposes of calculating depletion deductions and resulting reductions in adjusted tax basis with respect to depletable properties held by Rosehill LLC and its Subsidiaries that are treated as disregarded entities or partnerships for U.S. federal tax purposes, (A) the remaining recoverable reserves with respect to each such property are equal to the recoverable reserves estimated in the most recent reserve report relating to such property (or, if there is no reserve report with respect to such property, the most recent estimate of recoverable reserves with respect to such property which is reflected in the financial records of Rosehill LLC) and (B) Rosehill LLC (or such Subsidiaries) will recover the remaining recoverable reserves with respect to each such depletable property within the time estimated and at the rate reflected in the most recent reserve reports relating to such property (or, if there is no reserve report with respect to such property, the most recent estimate of the rate of recovery of recoverable reserves with respect to such property which is reflected in the financial records of Rosehill LLC).

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Basis Adjustment Schedules. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for each Taxable Year in which any Basis Adjustment Event occurs, the Corporate Taxpayer shall deliver to the Agent a schedule (the “Basis Adjustment Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each TRA Holder participating in the Basis Adjustment Event during such Taxable Year, (i) the actual tax basis of the Reference Assets as of each applicable Basis Adjustment Date, (ii) the Basis Adjustments with respect to the Reference Assets as a result of the Basis Adjustment Event effected by such TRA Holder in such Taxable Year and (iii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable. At the time the Corporate Taxpayer delivers the Exchange Basis Schedule to the Agent, it shall (x) deliver to the Agent an Advisory Firm Letter supporting such Exchange Basis Schedule, (y) provide to the Agent schedules and work papers providing reasonable detail regarding the preparation of the Exchange Basis Schedule and (z) allow the Agent and its representatives reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer, Rosehill LLC and the Advisory Firm in connection with its review of such schedule.

Section 2.2 Tax Benefit Payment Schedules.

(a) Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to the Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the portion of the Net Tax Benefit, if any, that is Attributable to each TRA Holder who has participated in the Basis Adjustment Event, (C) the Accrued Amount with respect to any such Net Tax Benefit that is Attributable to such TRA Holder, (D) the Tax Benefit Payment due to each such TRA Holder, and (E) the portion of such Tax Benefit Payment that the Corporate Taxpayer intends to treat as Imputed Interest (a “Tax Benefit Payment Schedule”), (ii) a reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation by the Corporate Taxpayer of the Actual Tax Liability, (iv) any other work papers reasonably requested by the Agent, and (v) an Advisory Firm Letter supporting such Tax Benefit Payment Schedule. In addition, the Corporate Taxpayer shall allow the Agent and its representatives reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer, Rosehill LLC and the Advisory Firm in connection with a review of such Tax Benefit Payment Schedule. The Tax Benefit Payment Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual Tax liability of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any U.S. federal income Tax item attributable to the Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any U.S. federal income Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) any payment under this Agreement (to the extent permitted by law and other than amounts accounted for as Imputed Interest) will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3 Procedure; Amendments.

(a) An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received the applicable Schedule or amendment thereto unless (i) the Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer and each other Agent with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) the Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date a waiver from the Agent has been received by the Corporate Taxpayer. If the Corporate Taxpayer and Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended U.S. federal income Tax Return filed for such Taxable Year or (vi) to take into account payments made pursuant to this Agreement, including by adjusting a Basis Adjustment Schedule (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence, together with (x) an Advisory Firm Letter supporting such Amended Schedule, (y) schedules and work papers providing reasonable detail regarding the preparation of the Amended Schedule and (z) reasonable access for the Agent and its representatives to the appropriate representatives of the Corporate Taxpayer , Rosehill LLC and the Advisory Firm in connection with its review of such schedule. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five (5) Business Days after a Tax Benefit Payment Schedule delivered to the Agent becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder determined pursuant to Section 3.1(b) for such Taxable Year. Each such payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal or state estimated income Tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Holder and the Accrued Amount with respect thereto. A Net Tax Benefit is “Attributable” to a TRA Holder (i) with respect to any Disguised Sale, to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to the undivided interest in the Reference Assets acquired or deemed acquired by Rosehill LLC in such Disguised Sale from such TRA Holder, (ii) with respect to any Excess Distribution, to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to such Excess Distribution with respect to such TRA Holder and (iii) with respect to an Exchange, to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to the Units acquired or deemed acquired by the Corporate Taxpayer in an Exchange undertaken by or with respect to such TRA Holder. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 90% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts); provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration with respect to the relevant Basis Adjustment Event, unless otherwise required by law. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, if the Corporate Taxpayer has not elected to terminate this Agreement pursuant to Section 4.1, then all Tax Benefit Payments, whether paid with respect to a Basis Adjustment Event (y) prior to the date of such Change of Control or (z) on or after the date of such Change of Control, shall be calculated by utilizing the assumptions in clauses (i), (ii), (iv), and (v) of the definition of Valuation Assumptions, substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 90% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the TRA Holders. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Pro Rata Payments.

(a) If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) the Corporate Taxpayer will pay the same proportion of each Tax Benefit Payment due to each TRA Holder to whom a payment is due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(b) To the extent the Corporate Taxpayer makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Holder’s foregone payments to the other TRA Holders to whom a payment is due under this Agreement in a manner such that each such TRA Holder to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3(a), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination at Election of the Corporate Taxpayer. Within 30 days of a Change of Control, the Corporate Taxpayer may terminate this Agreement by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.4(b) (such termination, an “Early Termination”); provided that the Corporate Taxpayer may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice and (ii) and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the Early Termination Date (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment).

Section 4.2 Breach of Agreement.

(a) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then if the Agent so elects, such breach shall be treated as an Early Termination. Upon such election, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of the breach and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such breach (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment). Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the Agent, on behalf of the TRA Holders, shall be entitled to elect either to receive the amounts set forth in clauses (i) through (iii) above or to seek specific performance of the terms hereof.

(b) The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Board determines in good faith that the Corporate Taxpayer does not have sufficient cash to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any existing credit agreement to which Rosehill LLC or any Subsidiary of Rosehill LLC is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and provided further that it shall be a breach of this Agreement, and the provisions of Section 4.2(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer makes any distribution of cash or other property to its shareholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.3 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to the Agent notice of such intention to exercise such right (the “Early Termination Notice”) together with a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment in a manner consistent with the definition of such term and an Advisory Firm Letter supporting such calculation. The Corporate Taxpayer shall provide the Agent and its representatives with reasonable access to the appropriate representatives of the Corporate Taxpayer, Rosehill LLC and the Advisory Firm in connection with its review of such calculation. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received such Schedule or amendment thereto unless(i) the Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of an objection to such Schedule made in good faith (“Early Termination Objection Notice”) or (ii) the Agent provides a written waiver of such right of an Early Termination Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date a waiver from the Agent has been received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Early Termination Objection Notice, the Corporate Taxpayer and Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 4.4 Payment upon Early Termination.

(a) Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder. The TRA Holders shall not be required to return any portion of any Early Termination Payment even if there is later a Determination affecting such Early Termination Payment.

(b) The “Early Termination Payment” shall equal, with respect to a TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due is governed by Section 4.2(a).

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.2(a), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION; APPROVALS

Section 6.1 Participation in the Corporate Taxpayer’s and Rosehill LLC’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and Rosehill LLC, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Agent of, and keep the Agent reasonably informed with respect to the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporate Taxpayer or Rosehill LLC by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of a TRA Holder under this Agreement, and shall provide the Agent with reasonable opportunity to provide information and other input to the Corporate Taxpayer, Rosehill LLC and their respective advisors concerning the conduct of any such portion of such Tax Proceeding; provided, however, that the Corporate Taxpayer shall not settle or otherwise resolve any part of a Tax Proceeding described in the previous clause that relates to a Basis Adjustment or the deduction of Imputed Interest without the consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that the Corporate Taxpayer and Rosehill LLC shall not be required to take any action that is inconsistent with any provision of the Rosehill LLC Agreement.

Section 6.2 Consistency. Unless there is a Determination to the contrary, the Corporate Taxpayer and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.3. If the Corporate Taxpayer and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporate Taxpayer and such TRA Holder shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 6.3 Cooperation. The Corporate Taxpayer, each TRA Holder and the Agent shall (i) furnish to each other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself or its employees and its representatives available to each other to provide explanations of documents and materials and such other information as may reasonably be requested in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporate Taxpayer shall reimburse the TRA Holder and the Agent for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

Section 6.4 Section 754 Election to be Filed. Consistent with Section 10.2(a) of the Rosehill LLC Agreement, Rosehill LLC and any eligible Subsidiary of Rosehill LLC shall make an election pursuant to Section 754 of the Code effective for such entity’s Taxable Year that includes the Closing Date (or, if such entity is formed or acquired after such Taxable Year, for the Taxable Year of such formation or acquisition) and shall not thereafter revoke such election until this Agreement is no longer in effect.

Section 6.5 Approvals. During the period beginning on the date hereof and ending 36 months from the Closing Date (as defined in the Business Combination Agreement) (the “Protection Period”), for so long as Tema beneficially holds at least 20% of the total issued and outstanding Units of Rosehill LLC (excluding Tema’s beneficial ownership of Rosehill LLC through Tema’s ownership of Class A common stock of the Corporate Taxpayer), the Corporate Taxpayer shall not cause Rosehill LLC to sell, exchange or dispose of Contributed Assets (as defined in the Business Combination Agreement) in any twelve month period during the Protection Period if, following such disposition, the cumulative aggregate amount realized (as that term is defined in Section 1001 of the Code) from all dispositions of Contributed Assets during such twelve month period would be in excess of $40,000,000, without the consent of Tema, which consent may be granted or withheld in Tema’s sole discretion. The Corporate Taxpayer shall provide notice to Tema of any proposed disposition of Contributed Assets which would have an amount realized (as defined in Section 1001 of the Code) in excess of $20,000,000 and the material terms of such disposition no later than fifteen (15) Business Days prior to the proposed disposition.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day), (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) five Business Days after the date of mailing to the recipient’s address. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Rosehill Resources Inc.

16200 Park Row, Suite 300

Houston, Texas 77084

Attention: Alan Townsend

with required copies to (which shall not constitute notice to the Corporate Taxpayer):

KLR Energy Acquisition Corp.

811 Main Street, 18th Floor

Houston, Texas 77002

Facsimile: (713) 654-8080

Attention: Edward Kovalik

KLR Group, LLC

405 Lexington Avenue, Suite 29C

New York, New York 10174

Facsimile: (646) 576-8640

Attention: Gregory R. Dow

with a required copy (which shall not constitute notice to the Corporate Taxpayer) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: W. Matthew Strock; John Lynch

If to the Agent, to:

Tema Oil and Gas Company

c/o Rosemore, Inc.

1 North Charles Street, 22nd Floor

Baltimore, MD 21201

Facsimile: (410) 347-7081

Attention: General Counsel

with a required copy (which shall not constitute notice to the Agent) to:

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010

Facsimile: (713) 651-5246

Attention: Charles D. Powell, Partner

If to a TRA Holder, other than an Agent, that is or was a partner in Rosehill LLC, to the address set forth in the records of Agent.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise (including an electronically executed signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment.

(a) No TRA Holder may assign this Agreement to any person without the prior written consent of the Corporate Taxpayer; provided, however, that:

(i) to the extent Units are transferred in accordance with the terms of the Rosehill LLC Agreement, the transferring TRA Holder shall have the option to assign to the transferee of such Units the transferring TRA Holder’s rights under this Agreement with respect to such transferred Units as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “TRA Holder” for all purposes of this Agreement, except as otherwise provided in such joinder, and

(ii) any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement that, once a Basis Adjustment Event has occurred, arise with respect to such Basis Adjustment Event, may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.13 and acknowledging specifically the terms of Section 7.6(b).

For these purposes, a pledge by a TRA Holder of some or all of its rights, interests or entitlements under this Agreement to any U.S. bank in connection with a bona fide loan or other indebtedness shall not constitute an assignment of this agreement; provided that (y) if Units are transferred to such U.S. bank as a result of a foreclosure or other action relating to such pledge, such transfer shall be a transfer within the meaning of Section 7.6(a)(i) or (z) if such U.S. bank becomes entitled to payments payable or that may become payable to a TRA Holder as a result of such pledge, such U.S. bank will be treated as a Person to whom such payments were assigned within the meaning of Section 7.6(a)(ii). For the avoidance of doubt, if a TRA Holder transfers Units but does not assign to the transferee of such Units the rights of such TRA Holder under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Exchange of, such Units.

(b) Notwithstanding the foregoing provisions of this Section 7.6, no assignee described in clause (ii) of Section 7.6(a) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(c) The Person designated as the Agent may not be changed without the prior written consent of the Corporate Taxpayer and TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Basis Adjustment Event prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Basis Adjustment Event).

(d) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Amendments; Waivers. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Basis Adjustment Event prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Basis Adjustment Event); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

Section 7.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in Houston, Texas in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Texas and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b) Notwithstanding the provisions of Section 7.9(a), the Corporate Taxpayer may bring an action or special proceeding in accordance with Section 7.9(c) for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), the Agent and each TRA Holder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN HARRIS COUNTY, TEXAS FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.9(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another. Each party further agrees that it will not bring any such judicial proceeding in any court other than in Harris County, Texas.

(d) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

Section 7.10 Reconciliation. In the event that the Corporate Taxpayer and the Agent or any TRA Holder (as applicable, the “Disputing Party”) are unable to resolve a disagreement with respect to the calculations required to produce the schedules described in Section 2.3, Section 4.3 or Section 6.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or schedules) within the relevant period designated in this Agreement (each, a “Reconciliation Dispute”), such Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by a party of written notice from another party of the existence of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve (a) any matter relating to the Basis Adjustment Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Payment Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Disputing Party’s position (as determined by the Expert), in which case the Corporate Taxpayer shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position (as determined by the Expert), in which case such Disputing Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.11 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.12 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole to the extent that any applicable Basis Adjustments can be used against such consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder), Rosehill LLC or any of Rosehill LLC’s direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes) (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by the Transferor shall be equal to the fair market value of the transferred Reference Assets, plus, without duplication, (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.12(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

(c) Notwithstanding anything to the contrary, before causing Rosehill LLC or any of its Subsidiaries that are treated as a partnership or disregarded entity for U.S. federal income tax purposes to dispose of twenty-five percent (25%) or more of the Reference Assets in a single transaction, the Corporate Taxpayer shall provide written notice of the proposed disposition to the Agent, and each TRA Holder may, within ten (10) calendar days after the receipt of such notice by the Agent, exercise its Exchange Right with respect to all of its remaining Units; provided, that the period of time that each TRA Holder has to exercise its Exchange Right pursuant to the foregoing clause shall be extended to the extent the Corporate Taxpayer reasonably determines is necessary for, and the Corporate Taxpayer and such TRA Holder shall take any action reasonably necessary to cause, such exercise of such TRA Holder’s Exchange Right and any subsequent sale of the Corporate Taxpayer’s common stock resulting therefrom to be in compliance with applicable securities law. If any TRA Holder exercises its Exchange Right during such period, the Corporate Taxpayer shall not cause Rosehill LLC or any such Subsidiary to dispose of the Reference Assets before the Exchange is consummated pursuant to the Rosehill LLC Agreement and the foregoing sentence. For the avoidance of uncertainty, the rights set forth in this Section 7.12(c) shall cease to be available to any TRA Holder that no longer holds any Units.

Section 7.13 Confidentiality.

(a) The Agent, the TRA Holder and each of the TRA Holder’s assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning Rosehill LLC and its Affiliates and successors or the TRA Holders, learned by the Agent or any TRA Holder heretofore or hereafter. This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of an Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing such TRA Holder’s obligations, or monitoring or enforcing such TRA Holder’s rights, under this Agreement, (B) as part of such TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, financing, marketing, informational or reporting activities, or to such TRA Holder’s (or any of its Affiliates’) or its direct or indirect owners or Affiliates, auditors, accountants, employees, attorneys or other agents, (C) to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.13, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporate Taxpayer prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporate Taxpayer), or (E) to the extent necessary for a TRA Holder or its direct or indirect owners to prepare and file their Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Agent (and each employee, representative or other agent of Agent or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, Rosehill LLC, the Agent, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Agent or the TRA Holder relating to such Tax treatment and Tax structure.

(b) If an Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holders and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.14 Post-Closing TRAs. Neither the Corporate Taxpayer nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporate Taxpayer is obligated to pay amounts with respect to tax benefits resulting from any net operating losses or other tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction) without the prior written consent of the TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Basis Adjustment Event (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Basis Adjustment Event).

Section 7.15 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder upon any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to the TRA Holder and/or its direct or indirect owners, then at the election of the TRA Holder and to the extent specified by the TRA Holder, this Agreement (i) shall cease to have further effect, (ii) shall not apply to an Exchange by the TRA Holder occurring after a date specified by it, or (iii) shall otherwise be amended in a manner determined by the TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporate Taxpayer, the Agent, and the TRA Holder have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

ROSEHILL RESOURCES INC.

By:	/s/ J. Alan Townsend
	Name:	J. Alan Townsend
	Title:	Chief Executive Officer

[Signature page to Tax Receivable Agreement]

AGENT:

TEMA OIL AND GAS COMPANY

By:	/s/ J. A. Townsend
	Name:	J. A. Townsend
	Title:	President

TRA HOLDER:

TEMA OIL AND GAS COMPANY

By:	/s/ J. A. Townsend
	Name:	J. A. Townsend
	Title:	President

[Signature page to Tax Receivable Agreement]